October 26, 2018

Baird Funds, Inc.
777 East Wisconsin Avenue
Milwaukee, WI  53202

RE:	Baird Small/Mid Cap Growth Fund

Ladies and Gentlemen:

We have acted as your counsel in connection with the sale by Baird Funds, Inc. (the “Company”) of an indefinite number of shares (the “Shares”) of common stock, $0.01 par value, of the Investor series and Institutional series of the Baird Small/Mid Cap Growth Fund (the “Fund”) in the manner set forth in the Company’s Registration Statement on Form N-1A (the “Registration Statement”) (and the Prospectus of the Fund included therein).

In connection with this opinion, we have examined: (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Company’s Amended and Restated Articles of Incorporation, as amended, and By-Laws, (c) certain resolutions of the Company’s Board of Directors and (d) such other proceedings, documents and records we have deemed necessary to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

For purposes of rendering this opinion, we have assumed that: (a) the Registration Statement remains effective; (b) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (c) the Shares will be issued in accordance with the Company’s Amended and Restated Articles of Incorporation, as amended, By-Laws and resolutions of the Company's Board of Directors relating to the creation, authorization and issuance of the Shares; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.